Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

Westlake Chemical Announces First Quarter Earnings

First Quarter 2012 Highlights:

•	Record quarterly earnings per share

•	Net income increased over 230% vs Q4 of 2011 and over 5% vs Q1 of 2011

•	Ended first quarter with total cash balances of $961 million

Westlake Chemical Corporation (NYSE: WLK) today reported record net income for the three months ended March 31, 2012 of $87.8 million, or $1.31 per diluted share, on sales of $1,034.9 million. This represents an improvement of $4.3 million over the quarter ended March 31, 2011 net income of $83.5 million, or $1.25 per diluted share, on sales of $867.3 million. Sales for the first quarter of 2012 increased $167.6 million compared to the first quarter of 2011, driven mainly by higher sales prices for our major products and the sale of feedstock. Income from operations was a record $145.6 million for the first quarter of 2012 as compared to $140.6 million for the first quarter of 2011. Income from operations benefited primarily from higher vinyls integrated product margins, partially offset by lower olefins integrated product margins. Earnings in the first quarter of 2011 were negatively impacted as the result of a fire at a third party storage facility in Mont Belvieu, Texas in the quarter.

First quarter 2012 net income of $87.8 million, or $1.31 per diluted share, was a significant increase from the $26.4 million, or $0.40 per diluted share, reported in the fourth quarter of 2011. First quarter 2012 sales of $1,034.9 million increased $175.7 million compared to sales of $859.2 million in the fourth quarter of 2011. The increase in sales was largely driven by higher prices for all of our olefins products and PVC resin, higher sales volumes for PVC resin, building products and caustic and the sale of feedstock. First quarter 2012 income from operations of $145.6 million increased $95.1 million over the income from operations in the fourth quarter of 2011 of $50.5 million. The increase in operating income in the first quarter of 2012 compared to the fourth quarter of 2011 was primarily the result of lower natural gas liquids (“NGL”) ethylene feedstock costs, higher integrated olefins margins, higher sales volumes and margins for PVC resin and higher sales volumes for building products and caustic.

Albert Chao, President and Chief Executive Officer, said, “We are pleased to report record quarterly earnings per share in the first quarter of 2012, and our Vinyls segment achieved its highest quarterly operating income since 2008. Our first quarter earnings benefited from a significant drop in ethane and energy costs, strong demand for our products and high operating rates. Due in large part to shale gas production in North America, our natural gas liquids based ethylene production continues to have a significant cost advantage over naphtha based ethylene production. We expect that our integration strategy and the continuing development of shale gas production, NGL facilities and pipelines will give our Olefins and Vinyls businesses a strong competitive advantage for the foreseeable future.”

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $182.4 million for the first quarter of 2012 increased $8.0 million compared to $174.4 million in the first quarter of 2011. EBITDA for the first quarter of 2012 increased $97.5 million compared to $84.9 million in the fourth quarter of 2011. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Net cash provided by operating activities was $110.1 million in the first quarter of 2012. Capital expenditures in the first quarter of 2012 were $64.9 million. At March 31, 2012, we had cash balances of $960.7 million, including $65.6 million of restricted cash, and our long-term debt was $764.6 million. The restricted cash is designated for qualifying amounts spent for certain capital additions in Louisiana.

OLEFINS SEGMENT

Income from operations for the Olefins segment was $129.2 million in the first quarter of 2012, a decrease of $16.1 million compared to the $145.3 million reported in the first quarter of 2011. This decrease was mainly attributable to lower olefins integrated product margins as compared to the first quarter of 2011. The lower margins were primarily the result of the negative impact of high cost feedstock in inventory at December 31, 2011, which flowed through cost of sales in the first quarter of 2012 as a result of utilizing the first-in-first-out (FIFO) method of inventory accounting. Industry ethane prices dropped from an average of 85.6 cents per gallon in the fourth quarter of 2011 to an average of 56.3 cents per gallon in the first quarter of 2012.

Income from operations for the first quarter of 2012 for the Olefins segment of $129.2 million was an increase of $53.3 million from the $75.9 million reported in the fourth quarter of 2011. This increase was driven primarily by a decrease in ethane feedstock costs and higher polyethylene prices.

VINYLS SEGMENT

Income from operations for the Vinyls segment was $21.1 million, an improvement of $23.9 million over the loss from operations of $2.8 million in the first quarter of 2011. The improvement in operating income was primarily driven by lower feedstock costs, higher sales prices for all of our major products, and higher sales volumes for building products compared to the first quarter of 2011. The first quarter of 2012 income from operations was negatively impacted by the lost production and sales and the expensing of approximately $1.3 million of costs associated with an unscheduled outage at our Geismar VCM unit. Further, we expect the Geismar outage to continue to negatively impact our Vinyls segment results in the second quarter of 2012.

The Vinyls segment’s income from operations of $21.1 million in the first quarter of 2012 was an improvement of $40.7 million over the operating loss of $19.6 million reported in the fourth quarter of 2011. The improved results were primarily due to lower propane feedstock costs, higher PVC resin prices and higher sales volumes for all of our major products compared to the fourth quarter of 2011.

The statements in this release relating to matters that are not historical facts, including the significant cost advantage natural gas-based ethylene production continues to have over naptha-based ethylene products and the competitive advantages of our Olefins and Vinyls businesses in the foreseeable future as a result of our integration strategy, shale gas production, NGL facilities and pipelines are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for our products; competitive products and pricing pressures; access to capital markets; technological developments; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to our Annual Report on Form 10-K for the year ended December 31, 2011, which was filed with the SEC in February 2012.

In this release, we refer to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to net cash provided by operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s first quarter 2012 results will be held Tuesday, May 1, 2012 at 11:00 a.m. EDT (10:00 a.m. CDT). To access the conference call, dial (866) 730-5764, or (857) 350-1588 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 59052376.

A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. EDT on Tuesday, May 8, 2012. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 12583170.

The conference call will also be available via webcast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=4757674 and the earnings release can be obtained via the company’s Web page at: http://www.westlake.com/fw/main/IR_Home_Page-123.html.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2012	2011
	(In thousands of dollars, except per share data)
Net sales	$1,034,867	$867,252
Cost of sales	862,230	699,668

Gross profit	172,637	167,584

Selling, general and administrative expenses	27,012	26,947

Income from operations	145,625	140,637

Interest expense	(12,177)	(12,920)
Other income, net	1,347	1,207

Income before income taxes	134,795	128,924

Provision for income taxes	46,982	45,380

Net income	$87,813	$83,544

Earnings per share:
Basic	$1.32	$1.26
Diluted	$1.31	$1.25

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2012	2011
	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$895,142	$825,901
Accounts receivable, net	444,609	407,372
Inventories	422,405	490,777
Other current assets	33,720	32,106

Total current assets	1,795,876	1,756,156
Property, plant and equipment, net	1,263,556	1,232,066
Restricted cash	65,607	96,283
Other assets, net	205,008	182,316

Total assets	$3,330,047	$3,266,821

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities (accounts payable and accrued liabilities)	$311,963	$364,595
Long-term debt	764,583	764,563
Other liabilities	390,471	381,351

Total liabilities	1,467,017	1,510,509

Stockholders' equity	1,863,030	1,756,312

Total liabilities and stockholders’ equity	$3,330,047	$3,266,821

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(In thousands of dollars)
Cash flows from operating activities
Net income	$87,813	$83,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,394	32,578
Deferred income taxes	791	7,416
Other balance sheet changes	(13,941)	(82,878)

Net cash provided by operating activities	110,057	40,660

Cash flows from investing activities
Additions to property, plant and equipment	(64,902)	(28,808)
Proceeds from disposition of assets	3	630
Proceeds from repayment of loan to affiliate	167	167
Purchase of investments	(2,961)	—
Settlements of derivative instruments	511	(222)

Net cash used for investing activities	(67,182)	(28,233)

Cash flows from financing activities
Dividends paid	(4,914)	(4,218)
Proceeds from exercise of stock options	480	4,820
Utilization of restricted cash	30,800	11,175

Net cash provided by financing activities	26,366	11,777
Net increase in cash and cash equivalents	69,241	24,204
Cash and cash equivalents at beginning of period	825,901	630,299

Cash and cash equivalents at end of period	$895,142	$654,503

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
	(In thousands of dollars)
Net external sales
Olefins	$732,271	$605,080
Vinyls	302,596	262,172

	$1,034,867	$867,252

Income (loss) from operations
Olefins	$129,207	$145,256
Vinyls	21,082	(2,848)
Corporate and other	(4,664)	(1,771)

	$145,625	$140,637

Depreciation and amortization
Olefins	$23,763	$21,644
Vinyls	11,509	10,774
Corporate and other	122	160

	$35,394	$32,578

Other income, net
Olefins	$956	$180
Vinyls	240	511
Corporate and other	151	516

	$1,347	$1,207

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO NET CASH

PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended	Three Months Ended
	December 31,	March 31,
	2011	2012	2011
	(In thousands of dollars)
EBITDA	$84,944	$182,366	$174,422
Less:
Provision for income taxes	12,805	46,982	45,380
Interest expense	12,543	12,177	12,920
Depreciation and amortization	33,153	35,394	32,578

Net income	26,443	87,813	83,544
Changes in operating assets and liabilities	96,821	21,453	(50,300)
Deferred income taxes	(5,321)	791	7,416

Net cash provided by operating activities	$117,943	$110,057	$40,660

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Product Sales Price and Volume Variance by Operating Segments

	First Quarter 2012 vs.		First Quarter 2012 vs.
	First Quarter 2011		Fourth Quarter 2011
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	+3.5%	+17.6%	+4.5%	+13.3%
Vinyls	+10.3%	+5.1%	+5.0%	+22.5%
Company	+5.5%	+13.8%	+4.6%	+15.9%

Average Quarterly Industry Prices (1)

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2011	2011	2011	2011	2012
Ethane (cents/lb)	22.1	26.2	26.3	28.8	18.9
Propane (cents/lb)	32.4	35.4	36.4	34.1	29.8
Ethylene (cents/lb) (2)	49.3	57.5	55.6	54.6	55.2
Polyethylene (cents/lb) (3)	96.7	103.7	96.0	92.7	99.0
Styrene (cents/lb) (4)	74.0	76.3	73.3	64.0	74.3
Caustic soda ($/short ton) (5)	470.0	536.7	570.0	613.3	603.3
Chlorine ($/short ton) (6)	315.0	351.7	348.3	305.8	274.2
PVC (cents/lb) (7)	46.5	54.8	55.2	51.8	56.8

(1)	Industry pricing data was obtained through IHS Chemical. We have not independently verified the data.
(2)	Represents average North American contract prices of ethylene over the period as reported by IHS Chemical.
(3)	Represents average North American contract prices of polyethylene low density film over the period as reported by IHS Chemical.
(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.
(5)	Represents average North American acquisition prices of caustic soda (diaphragm grade) over the period as reported by IHS Chemical.
(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.
(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical. During the first quarter of 2012, IHS Chemical made a 23 cents per pound non-market downward adjustment to PVC resin prices. For comparability, we adjusted each of the prior year periods’ PVC resin prices downward by 23 cents per pound based on the first quarter 2012 IHS Chemical non-market adjustment.